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                                                                      EXHIBIT 99

                 EG&G to Sell Technical Services Unit For $250M

WELLESLEY, Mass., July 19 /PRNewswire/ --EG&G, Inc. (NYSE: EGG - news) today announced that it had entered into an agreement to sell its government services unit, EG&G Technical Services, to The Carlyle Group, Washington, D.C., for $250 million. The transaction is expected to be completed by late summer, subject to customary closing conditions.

EG&G Technical Services provides management, engineering, scientific, technical and operations support services to government customers.

"We are pleased to announce this strategic sale, which will allow us to continue our investments in higher growth opportunities," said Gregory L. Summe, EG&G chairman and CEO. "This marks another milestone in our transition to a focused, commercial high-technology company."

Allan Holt, a managing director of The Carlyle Group, said, "Carlyle is very enthusiastic about the prospect of acquiring EG&G Technical Services and continuing to build its value. We are well positioned to benefit from the general trends in outsourcing and privatization given our breadth of service offerings, customer relationships and management capabilities."

EG&G began a strategic review of Technical Services in March, when it announced the Company's acquisition of Perkin Elmer Analytical Instruments.

"We concluded," Summe said, "that while a good business, Technical Services was not synergistic with the long-term focus of the Company in the life science, analytical instruments, electronics, and aerospace markets. We also felt that Technical Services would have more opportunity to grow with an owner who looks upon its services as a core business."

Founded in 1987, Carlyle is a Washington D.C.-based global private equity firm that originates, structures and acts as the lead equity investor in management-led buyouts, private placements and venture capital transactions.

EG&G, Inc., a global technology company based in Wellesley, Massachusetts, provides products and systems to the medical, telecom, electronics, aerospace, photographic and other industries. Additional information is available at www.egginc.com.

For further information, contact: Martin A. Reynolds, EG&G, Inc. (781) 431-4282.